SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form SB - 2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               SEW CAL LOGO, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                            5651               46-0495298
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) identification No.)

                               207 W. 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300
    ------------------------------------------------------------------------
    (Address,     including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Richard Songer
                                    President
                              207 West 138th Street
                          Los Angeles, California 90061
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                        Attention: William D. O'Neal,Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]



                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be registered            Registered             per unit (1)             Offering price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
  Common Stock                520,000                  $0.25                    $130,000                $16.47
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.























(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                   PROSPECTUS

                         520,000 shares of common stock

                               SEW CAL LOGO, INC.

     520,000 shares of common stock of Sew Cal Logo, Inc. ($0.25 per share)

This is an offering of 520,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares and the selling shareholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is March 1, 2004.

We intend to furnish our stockholders with annual reports containing audited financial statements.

This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

TABLE OF CONTENTS


PART I - Summary Information and Risk Factors................................ 5

Prospectus Summary........................................................... 5

The Offering................................................................. 5

Summary of Financial Information ............................................ 5

Risk Factors................................................................. 6

Forward-Looking Statements................................................... 9

Use of Proceeds.............................................................. 9

Determination of Offering Price.............................................. 10

Dilution..................................................................... 10

Selling Security Holders..................................................... 10

Plan of Distribution......................................................... 12

Legal Proceedings............................................................ 13

Directors, Executive Officers, Promoters and Control Persons................. 13

Security Ownership of Certain Beneficial Owners and Management............... 14

Description of Securities.................................................... 15

Interests of Named Experts and Counsel....................................... 27

Description of Business...................................................... 27

Management's Discussion and Analysis or Plan of Operation.................... 30

Description of Property...................................................... 34

Certain Relationships and Related Transactions............................... 34

Market for Common Equity and Related Shareholder Matters..................... 35

Dividend Policy.............................................................. 35

Executive Compensation....................................................... 35

Shares Eligible for Future Sale ............................................. 35

Legal Matters................................................................ 36

Experts...................................................................... 36

Transfer Agent............................................................... 36

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures ................................................................. 36

PART II - Financial Statements............................................... 37

PART III - Information Not Required in Prospectus............................ 47

Recent Sales of Unregistered Securities...................................... 47

Exhibits..................................................................... 48

Undertakings................................................................. 49

Signatures................................................................... 50

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or the "Company," refer to Sew Cal Logo, Inc., a corporation formed under the laws of the State of Nevada on June 19, 2002.

Sew Cal Logo, Inc., a Nevada corporation, is a company engaged in the business of supplying wardrobe and related items for feature films and television to major motion picture and television studios, including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox, Disney, as well as numerous independent production companies.

In addition to its entertainment-related business, private labeling has become a significant part of the Company's production for both domestic sales and export of "Made in the USA" products. Sew Cal Logo, Inc. is a manufacturer of surf and skate related apparel. An action sports oriented company, it currently designs and manufactures the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands.

Our executive offices are located at 207 W. 138th Street Los Angeles, California 90061. Our telephone number is (310) 352-3300.

THE OFFERING

Price per share offered                                $0.25*
Common stock offered by selling shareholders           520,000shares
Common stock outstanding prior to this offering        24,500,000 shares
Common stock to be outstanding after the offering      24,500,000 shares

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

   Income Statement                    For the period from September 1, 2002 to
   ----------------                    August 31, 2003
                                       ---------------
   Revenues                            $2,328,471.00
   Net Income (Loss)                   $   16,647.00
   Net Income (Loss) per Share         $      166.47


   Balance Sheet                       As of August 31, 2003
   ----------------                    ---------------------
   Total Assets                        $  653,903.00
   Total Liabilities                   $1,206,141.00
   Shareholders' Equity (Deficit)      $ (552,238.00)

RISK FACTORS

Liquidity and Capital Requirements

The Company anticipates that its cash flows from operations will be adequate to satisfy its capital requirements based on the plan presented herein for the next twelve months. The Company's future capital requirements, however, will depend on many factors, including its ability to successfully market and sell its products. To the extent that the funds generated by the Company's on-going operations are insufficient to fund the Company's future operating requirements, it may be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company. If adequate capital is not available, the Company may be required to curtail its operations significantly.

Failure to properly manage growth could adversely affect the Company's business.

The Company intends to grow its business internally. Any such growth will increase the demands on the Company's management, operating systems and internal controls. The Company's existing management resources and operational, financial, human and management information systems and controls may be inadequate to support existing or expanded operations. The Company may be unable to manage growth successfully. If the Company grows but is unable to successfully manage such growth, its business will suffer and its capacity for future growth will be significantly impaired. Because of these factors, the Company may be unable to predict with any degree of accuracy its future ability to grow or rate of growth.

Failure to attract, train and retain skilled managers and other personnel could increase costs or limit growth.

The Company believes that its future success will depend in large part upon its ability to attract, train and retain additional highly skilled executive-level management and creative, technical, financial and marketing personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be successful in attracting, training and retaining such personnel. The Company's need for executive-level management will increase if it grows. Most of the Company's employees have joined the Company recently. If the Company fails to attract, train and retain key personnel, its business, operating results and financial condition will be materially and adversely affected.

The Company's business is subject to continuous change.

The market for the products the Company provides is characterized by rapid changes in the competitive landscape, changing consumer requirements and preferences, new product introductions and evolving industry standards that could render the Company's products obsolete. The Company's success will depend, in large part, on its ability to improve such products, develop new products that address the increasingly varied needs of the Company's customers, and respond to competitive product offerings. The Company may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or requirements, its business, results of operations and financial condition would be materially adversely affected.

Forecasting and Scheduling.

The Company must forecast sales of each of its products and establish production schedules based on its forecasts in order to build sufficient inventory in a timely fashion to avoid significant delays in delivery of finished goods to its customers. If the Company misjudges the market for a particular line, the Company could be faced with either excessive or insufficient inventory. Furthermore, a casualty or other business interruption could disrupt the Company's production and delivery schedules. Any such misjudgment or business interruption could have a material adverse effect on the Company and its business. In addition, quarterly results may be affected by the seasonality of the Company's business.

Seasonality.

The Company's business is seasonal, with the highest sales volume expected in the period from March through July and the lowest sales volume in the period from August through November. The Company's operating results could vary significantly from period to period. Significant variations in the Company's sales volume may adversely affect the operating results if the Company is unable to proportionately reduce its expenses in a timely manner.

Availability of Raw Materials.

The Company relies upon mills and suppliers to deliver fabric and trim on time and according to specifications. Significant delivery delays or delivery of a substantial amount of defective fabric or trim could have a material adverse effect upon the scheduling of production and consequently the Company's ability to make timely delivery of products to its customers.

Fashion Trends.

We believe that our success depends in part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. We propose to target the youth, active, outdoor and extreme sports markets, and in particular, surfing enthusiasts. We cannot guaranty that we will be successful in anticipating consumer tastes and preferences. If we misjudge the market for our proposed line of clothing and accessories, we may be faced with a significant amount of unsold inventory, which could keep us from generating profits.

Lack of acceptance of the Company's products by distributors.

In order to generate sales of our proposed apparel and accessory lines, we need to develop relationships with clothing manufacturers and distributors, and establish channels of distribution. We cannot guaranty that we can establish distribution in key locations through retail distributors of surfing equipment and beach attire shops and through chain stores. It is uncertain that our fashions or any new products or collections that we may add in the future will achieve success or profitability. Introducing new collections and products under a private label generally entails relatively high start-up costs and inefficiencies in producing, distributing, and marketing the initial limited quantities of such products. However, due to inefficiencies associated with operating a private label, we may not be able to obtain a sufficient inventory in these products. We cannot guaranty that any collection or product which we may introduce will achieve profitable sales levels. Expanding our operations or lines of merchandise also could require capital greater than our cash flow or available credit resources.

The Company is dependent on its management team.

The Company's success depends largely on the skills of certain key management, in particular its President, Richard Songer. The Company does not have employment agreements with its executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. The Company does not maintain key person life insurance policies on any of its employees. The loss of one or more of its key employees, particularly Mr. Songer, could seriously harm its business. The Company may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

Our officers and directors control our operations and matters requiring shareholder approval.

Our officers and directors own approximately 74.70% of our outstanding shares of common stock. As a result, our officers and directors will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of the company. Our officers and directors do not intend to purchase any of the shares in this offering.

The Company operates in a highly competitive market.

The motion picture wardrobe and youth, active and sports apparel industries are highly competitive, with many of the Company's competitors having greater name recognition and resources than the Company, particularly in the youth, active and sports apparel industry. Many of the Company's competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources.

As a result, these competitors may be able to respond more quickly and effectively than the Company to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those the Company intends to offer. If the Company fails to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected (See "Business Description - Competition").

Shareholders could experience substantial dilution.

Over the next twelve (12) months, the Company intends to issue additional shares of its equity securities to raise additional cash for working capital. If the Company issues additional shares of its capital stock, shareholders will experience dilution in their respective percentage ownership in the Company.

There can be no assurance that the Company's common stock will ever be publicly traded or appreciate significantly in value.

The Company, in conjunction with certain broker-dealers, intends to apply to the National Association of Securities Dealers ("NASD") to have its stock publicly traded on the Nasdaq Over-the-Counter Electronic Bulletin Board. No assurance can be given that such regulatory approval will ever be received. If the Company's common stock becomes publicly traded, no assurance can be given that the Company's common stock will ever be traded on an established national securities exchange or that the Company's business strategy will be well received by the investment community.

There is no public market for our shares of common stock.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

No present intention to pay dividends.

The Company has never paid dividends or made other cash distributions on the common stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

Penny stock regulation.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 520,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of the actual value of the Company. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of March 1, 2004, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling shareholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.



Selling Shareholders                       Shares of Common   Shares of Common
                                              Stock Owned     Stock to be Sold


William O'Neal                                 150,000             150,000

Stephen Burg                                   150,000            150,000

Dwain Mendenhall                                 5,000              5,000

Greg Fletcher                                    5,000              5,000

Mitchell L. Costa                                5,000              5,000

John Briggs                                      5,000              5,000

Howard Eaves                                     5,000              5,000

Kim Eaves                                        5,000              5,000

Nora Schumacher                                  5,000              5,000

Joseph Elias                                     5,000              5,000

Paul R. Perdue                                   5,000              5,000

Keith L. Martin                                  5,000              5,000

Joshua A. Honaker                                5,000              5,000

Abigail D. Honaker                               5,000              5,000

Erica R. Honaker                                 5,000              5,000

Dana Anderson                                    5,000              5,000

Jason Thomas Kicinski                            5,000              5,000

Western Financial Group, Inc.                    5,000              5,000

G & E Enterprises, L.L.C.                        5,000              5,000

Wess Fischer                                     5,000              5,000

Jeannine Herold                                  5,000              5,000

Buddy S. Lound                                   5,000              5,000

Brooks Stark                                     5,000              5,000

Veronica Loux                                    5,000              5,000

Rocco Pelletiere                                 5,000              5,000

Sam Buonauro                                     5,000              5,000

Fawn Heckman                                     5,000              5,000

Chris Coble                                      5,000              5,000

Robin Mellas                                     5,000              5,000

Salvatore Portuesi                               5,000              5,000

Craig Woods Schiemann                            5,000              5,000

Ralph Marx                                       5,000              5,000

Mark Perlmutter                                  5,000              5,000

Harry Billups                                    5,000              5,000

Leveatt Biles                                    5,000              5,000

Christina Deegan                                 5,000              5,000

William M. Deegan                                5,000              5,000

Palmyre L. Zele                                  5,000              5,000

Peter de Krey                                    5,000              5,000

Christopher Lyden, D.C.                          5,000              5,000

Donald Chad Schaffer                             5,000              5,000

Anthony Pelletiere                               5,000              5,000

Dianah H. Terry                                  5,000              5,000

Dann C. Terry                                    5,000              5,000

Independent Computers, Inc.                      5,000              5,000

Boca Limo, Inc.                                  5,000              5,000

Total                                          520,000            520,000


PLAN OF DISTRIBUTION

The 520,000 shares being offered by the selling shareholders may be sold or distributed from time-to-time by the selling shareholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

        --ordinary brokerage transactions, including long or short sales,

        --transactions  involving cross or block trades, or otherwise on the OTC
          Bulletin Board,

        --purchases by brokers, dealers, or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

        --sales "at the market" to, or through, market makers or into an existing market for the shares,

        --sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

        --transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

        --transactions involving any combination of the foregoing or any other legally available means.

In addition, a selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also enter into option or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling shareholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $46,176.70.

We have informed the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL PROCEEDINGS

No legal proceedings have been or are currently being undertaken for or against the Company, nor are we aware of any contemplated proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name                     Age    Positions Held and Tenure
--------------------- -------- -------------------------------------------------
Richard L. Songer        56    President/Director
Judy Songer              52    Chief Financial Officer/Secretary
Lori Heskett             48    Chief Operating Officer/Executive Vice President

Richard Songer, President, Director, Age 56. Southern California Logo, Inc. was founded by Mr.Songer and his wife, Judy in 1985. Through personal relationships and quality manufacturing he has established the company as a major supplier of wardrobe and related products to the motion picture industry. In recent years he has expanded the customer base into promotional products for many fortune 500 companies as well as private labeling for numerous major brands at both the wholesale and retail levels. His most recent ventures have provided company growth in both the surf and skateboard industries. A former pharmaceutical executive, Mr. Songer is a 1969 graduate of Virginia Tech. He and his family have resided in Southern California since 1981.

Judy Songer, Chief Financial Officer, Secretary & Treasurer, Age 52. Mrs. Songer has been CFO of Southern California Logo and the head of the accounting department since the company was founded. She currently oversees all financial and human resource aspects of the corporation. Previously employed by BDM, Inc., a Washington, DC based government contractor and think tank, she held a TOP

SECRET clearance. An avid outdoors enthusiast, she currently resides in Southern California and actively participates in the lifestyle that drives the company in its current direction. Ms. Songer received an AA Degree in Finance from Northern Virginia Community College in 1973.

Lori Heskett, Chief Operating Officer and Executive Vice President, Age 48. Ms. Heskett has brought her years of experience and industry contacts to Sew Cal Logo and is expected to be instrumental in providing the basis for its growth and expansion over the next several years. Ms. Heskett was President of El Segundo Hat from April of 1999 until she joined the team at Sew Cal Logo. During that time she was responsible for all aspects of running a 13,000 sq. ft. manufacturing plant as a division of Kubic Marketing, a leading skateboard and accessories manufacturer. Her division produced headwear, bags, wallets and other related items. Ms. Heskett created yearly budgets and projections and managed the company's 80 employees, increasing sales from $1.9 to $3 million in 24 months, by adding new products and expanding the company's customer base.

Immediately prior to taking on the presidency of El Segundo Hat, she was VP of Sales/General Manager of Design Curve in Costa Mesa, California where she created a souvenir retail product line, developed production procedures and implemented new systems to streamline work flow to help facilitate rapid growth. She also defined current personnel job descriptions and managed department heads. Prior to joining Design Curve, Ms. Heskett was employed by Sportcap, Inc of Los Angeles, California where, over a period of 18 years, she rose from a customer service representative to Vice President and General Manager of the retail sales division of the company. Her ultimate responsibilities included oversight of several divisions of the company with annual revenues in excess of $8 million. Her experience over these years include being customer service manager, new product development manager, production manager, general manager and finally Vice President/General Manager of Retail Sales. In 1984, Ms. Heskett received an AA Degree from El Camino College in business administration. She has participated in several Management Action Programs and regularly attends professional seminars via company sponsorship.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner            Shares Beneficially
or Name of Officer or Director              Owned                  Percent
--------------------------------------------------------------------------------
Richard Songer                            3,000,000                 59.76%
President/Director
207 W. 138th Street
Los Angeles, California 90061
Judy Songer                               (1)                       (1)
CFO/Secretary/
Treasurer
207 W. 138th Street
Los Angeles, California 90061
Lori Heskett                              750,000                   14.94%
COO/Executive V.P.
207 W. 138th Street
Los Angeles, California 90061
Kagel Family Trust    (2)                 750,000                   14.94%
1801 Century Park East
20th Floor
Los Angeles, California 90067
--------------------------------------------------------------------------------
Total Director/Officer/                   4,500,000                 89.64%
5% Owners

     (1) Richard Songer and Judy Songer beneficially own an aggregate total of 3,000,000 shares of the Company's common stock as Joint Tenants with Rights of Survivorship.

     (2) David and Ion Kagel are the trustees and sole beneficiaries of The Kagel Family Trust.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock having a par value of $.001 per share, and 300,000 shares of Series A Convertible Preferred Stock having a par value of $.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

The rights, privileges and preferences of the Series A Convertible Preferred Stock set forth in the Certificate of Designation attached to this Report as
Exhibit 3.4 are as follows:

     Section 1. Designation and Amount.

     (A) The shares of such series shall be designated as "Series A Convertible Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be 300,000.

     (B) Shares of Series A Preferred Stock shall be issued to officers, directors, employees and consultants to the Corporation. Notwithstanding the foregoing provisions of this paragraph (B) of Section 1, shares of Series A Preferred Stock (i) may be converted into shares of Common Stock when the Corporation has met sales of at least $10,000,000 in any fiscal year as reported in the Corporation's audited financial statements for such fiscal year and as provided by Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by Sections 6, 7 and 8 hereof.

     Section 2. Dividends and Distributions.

     (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends may be paid in (i) cash, (ii) additional shares of Series A Preferred Stock (valued at the then Liquidation Preference (as hereinafter defined)), or (iii) shares of Common Stock (valued at the Current Market Price (as hereinafter defined)).

     (B) So long as any shares of Series A Preferred Stock shall be outstanding, no cash dividends shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment date. In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series A Preferred Stock ("Junior Stock") until full cumulative dividends on the Series A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereinafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series A Preferred Stock.

     Section 3. Voting Rights.

     The shares of Series A Preferred Stock have voting powers equal to the voting powers of the Common Stock. Each share of Series Preferred Stock shall have one hundred (100) votes on all matters to be voted upon by shareholders.

     Section 4. Liquidation, Dissolution or Winding-Up.

     (A) Upon any voluntary or involuntary, dissolution or winding-up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to stockholders and subject to the rights of the holders of any stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock in respect to distributions upon liquidation, dissolution or winding-up of the Corporation before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in the amount of $100 per share (the "Series A Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution and no more. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(A), the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

     (B) Neither the merger nor consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this Section 4, but the holders of Series A Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 7 hereof.

     (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series A Preferred Stock in such circumstances shall be payable, shall be given by hand delivery or by first-class mail, postage pre-paid, delivered or mailed not less than twenty (20) days prior to any payment stated therein to the holders of Series A Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series A Preferred Stock.

     Section 5. Conversion into Common Stock.

     (A) A holder of shares of Series A Preferred Stock shall be entitled at any time to cause any or all of such shares to be converted into shares of Common Stock at a rate ("Conversion Rate") initially equivalent to one hundred (100) shares of Common Stock for each share of Series A Preferred Stock so converted, which is subject to adjustment as the Conversion Rate is adjusted as hereinafter provided in Section 8.

     (B) A holder of shares of Series A Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation or the transfer agent for the Series A Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Series A Preferred Stock to be converted in the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Series A Preferred Stock not to be so converted to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

(C) Upon surrender of a certificate representing a share or shares of Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery (with receipt to be acknowledged), Federal Express or similar service, or by first class mail, postage prepaid, to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are converted, the Corporation shall issue and deliver to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

(D) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Series A Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective as of the earlier of (i) the delivery to such holder or such holder's designee of the certificates representing the shares of Common Stock issued upon the conversion thereof or
(ii) the commencement of business on the second business day after the surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) as provided by this Certificate of Designations, Preferences and Rights (the "Certificate of Designation"). On and after the effective day of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date. The Corporation shall not be obligated to pay any dividends which shall have been declared and shall be payable to holders of shares of Series A Preferred Stock on a Dividend Payment Date if such Dividend Payment

Date for such dividend is subsequent to the effective date of conversion of such shares.

     (E) The Corporation shall not be obligated to deliver to holders of Series A Preferred Stock any fractional share of Common Stock issuable upon any conversion of such shares of Series A Preferred Stock, but in lieu thereof may issue a whole share or make a cash payment in respect thereof in any manner permitted by law.

(F) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Nothing contained herein shall preclude the Corporation from issuing shares of Common Stock held in its treasury upon the conversion of shares of Series A Preferred Stock into Common Stock pursuant to the terms hereof. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration or qualification of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

     Section 6. Consolidation, Merger, etc.

     (A) In the event that the Corporation shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Series A Preferred Stock of such holder shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Series A Preferred Stock shall be convertible, otherwise than on the terms and conditions provided by Section 5 hereof, into the number and kind of securities receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Series A Preferred Stock, then the shares of Series A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of stock, securities, cash or other property (other than such securities and a cash payment, if applicable, in lieu of fractional shares) receivable upon such transaction (provided that, if the kind or amount of securities receivable upon such transaction is not the same for each non-electing share of Common Stock, then the kind and so amount so receivable upon such transaction for each non-electing share of Common Stock shall be, for purposes of this proviso, deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares of Common Stock); and provided further that in the event the consideration such a holder of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any such rights of election consists solely of securities and a cash payment, if applicable, in lieu of fractional shares, then the shares of Series A Preferred Stock shall be assumed by and become preferred stock of the successor resulting corporation and shall be convertible after such transaction, all as provided in the provisions of this paragraph of this paragraph (A) prior to the first proviso hereto. The rights of the Series A Preferred Stock as preferred stock of such successor or resulting corporation shall successively be subject to adjustments pursuant to Sections 3 and 7 hereof after any such transaction as nearly equivalent as practicable to the adjustment provided for by such section prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of Series A Preferred Stock shall be assumed and authorized by the successor or resulting corporation as aforesaid.

     (B) In the event that the Corporation shall consummate any consolidation or merger or similar business combination pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, outstanding shares of Series A Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to paragraph (C) of this Section 8) be automatically converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such shares of Series A Preferred Stock could have converted at such time so that each share of Series A Preferred Stock shall by virtue of such transaction on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the aggregate number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction; provided, however, that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the Series A Preferred Stock, then the shares of Series A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided, that, if the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share of Common Stock, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share of Common Stock shall be, for purposes of this proviso, deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares of Common Stock).

     (C) In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar transaction described in paragraph
(B) of this Section 6, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series A Preferred Stock and each such holder shall have the right to elect by written notice to the Corporation to receive upon consummation of such transaction (if and when such transaction is consummated) from the Corporation or the successor of the Corporation, in redemption and retirement of such Series A Preferred Stock, a cash payment equal to the amount payable in respect of shares of Series A Preferred Stock upon liquidation of the Corporation pursuant to Section 4 hereof. No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, with any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction.

     Section 7. Anti-dilution Adjustments.

     (A) In the event the Corporation shall, at any time or from time to time while any of the shares of the Series A Preferred Stock are outstanding (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which Section 6 hereof does not apply) or otherwise, subject to the provisions of paragraphs (E) and (F) of this Section 7, the Conversion Rate in effect immediately prior to such action shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph
(7)(A) shall be given effect upon payment of such a dividend or distribution as of the record date for the determination of stock holders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date hereof.

     (B) In the event that the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, issue to all holders of shares of Common Stock as a dividend or distribution, including by way of a recapitalization of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) at a purchase per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to the provisions of paragraphs (E) and (F) of this Section 7, the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights and warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants.

     (C) In the event the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, make an Extraordinary Distribution (as hereinafter defined) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 6 hereof does not apply) or effect a Pro Rata Repurchase (as hereinafter defined) of Common Stock, the Conversion Rate in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to paragraphs
(D) and (E) of this Section 7, be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the remainder of (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date for the Extraordinary Distribution (unless there is no such ex-dividend date, in which case on the day before the distribution date for the Extraordinary Distribution) or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (a) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by
(b) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date for the Extraordinary Distribution (unless there is no such ex-dividend date, in which case the day before the distribution date for the Extraordinary Distribution) or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send the holder of Series A Preferred Stock (i) notice of the declaration of any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as or as soon as practicable after, such dividend, distribution or offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Rate and the number of shares of Common Stock into which a share of Series A Preferred Stock may be converted at such time.

     (D) Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment to the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Rate.

     (E) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security which transaction does not result in any adjustment to the Conversion Rate pursuant to the foregoing provisions of this Section 7, the Board shall consider whether such action is of such a nature that an adjustment to the Conversion Rate should equitably be made in respect of such transaction. If in such case the Board determines that an adjustment to the Conversion Rate should be made, an adjustment shall be made effective as of such date, as determined by the Board. The determination of the Board as to whether an adjustment to the Conversion Rate should be made pursuant to the foregoing provisions of this paragraph 8(B), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all stockholders of the Corporation. The Corporation shall be entitled to make such additional adjustments in the Conversion Rate in addition to those required by the foregoing provisions of this Section 8, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of Corporation or any recapitalization of the Corporation shall be not be taxable to the holders of the Common Stock.

     (F) For purposes of this Certificate, the following definitions shall apply:

     "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in Los Angeles, California are not required to be open.

     "Board" shall mean the Board of Directors of the Corporation acting in accordance with the By-laws of the Corporation.

     "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either cases reported on the New York Stock Exchange Composite Tape or, if such security is not admitted or listed or admitted to trading on the New York Stock Exchange on the principal national securities exchange on which such security is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such national market system, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board or a committee thereof, in each case, on each trading day during the. "Adjustment Period" shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined. The "Fair Market Value" of any security which is not publicly traded or any other property shall mean fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board or a committee thereof or if no such investment banking or appraisal firm is in the good faith judgment of the Board or such committee available to make such determination as determined in good faith by the Board or such committee.

     "Extraordinary Distribution" shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series A Preferred Stock are outstanding) (i) of cash (other than dividends not exceeding the greater of (A) $.10 per annum or (B) 125% of the aggregate quarterly dividends paid during the preceding 12 months, neither of which shall be deemed to be an Extraordinary Distribution) where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of 12 months when combined with the aggregate amount of all Pro Rata Repurchases during such time period (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period) exceeds ten percent (10%) of the close of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in paragraph (B) or (C) of this Section 7, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of paragraph (D) of this Section 7 shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than dividends not exceeding the greater of (i) $.10 per annum or (ii) 125% of the aggregate quarterly dividends paid during the preceding 12 months) which are not Extraordinary Distributions made during such 12 month period and not previously included in the calculation of an adjustment pursuant to paragraph (D) of this Section 7.

     "Fair Market Value" shall mean as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period.

     "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the remainder of (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities) whether or not exercisable (or convertible or exchangeable) at such date, minus (ii) the aggregate amount payable pursuant to such right or warrant to purchase or require such maximum number of shares of Common Stock; provided, however, that in no case shall the non-dilutive amount be less than zero. For purposes of the foregoing sentence in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or require shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

     "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation of any other person or any other property (including shares of a subsidiary of the Corporation) or any combination thereof, effected while any of the shares of Series A Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision of law or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph (F) of this Section 7, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof "in open market transactions" if they have purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act, on the date shares of Series A Preferred Stock are initially issued by the Corporation or on such other terms and conditions as the Board or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

     (G) Whenever an adjustment to the Conversion Rate and the related voting rights of the Series A Preferred Stock is required pursuant to this Resolution, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and the Series A Preferred Stock and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Conversion Rate determined as provided herein and the resulting conversion ratio and the voting rights (as appropriately adjusted) of the Series A Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Rate and the related voting rights of the Series A Preferred Stock, the Corporation shall mail a notice thereof and of the then prevailing conversion ratio to each holder of shares of the Series A Preferred Stock.

     Section 8. Ranking; Retirement of Shares

     (A) The Series A Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Corporation and, unless otherwise provided in the Certificate of Incorporation of the Corporation as the same may be amended, or a Certificate of Designations relating to a subsequent series of Preferred Stock, the Series A Preferred Stock shall rank pari passu to all series of the Corporation's Preferred Stock as to the dividends and the distribution of assets on liquidation, dissolution or winding-up.

     (B) Any shares of Series A Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares as provided herein or otherwise so acquired, shall be retired as shares of Series A Preferred Stock and restored to the status of authorized but unissued shares of Preferred Stock, par value $.001 per share of the Corporation, undesignated as to series and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

     Section 9. Miscellaneous

     (A) All notices referred to herein shall be in writing and all notices hereunder shall be deemed to have been given upon the earlier of receipt of delivery thereof if by hand delivery, by courier or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage pre-paid, addressed: (i) if to the Corporation, to its office at 207 W. 138th Street, Los Angeles, California 90061 (Attention: Secretary) or to the transfer agent for the Series A Preferred Stock or other agent of the Corporation designated as permitted hereby or (ii) if to any holder of the Series A Preferred Stock or Common Stock as the case may be, to such holder of the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock as the case may be) or (iii) to such other addresses the Corporation or any such holder as the case may be shall have designated by notice similarly given.

     (B) The term "Common Stock" as used in this Resolution means the Corporation's Common Stock, par value $.001 per share, as the same exists at the date of filing with the Secretary of State of Nevada of this Certificate of Designation relating to Series A Preferred Stock or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to Section 8 of this Certificate of Designation, the holder of any share of the Series A Preferred Stock upon thereafter surrendering such shares for conversion, shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Series A Preferred Stock shall thereafter be adjusted and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 7 hereof, and the provisions of Sections 1 through 6, 8 and 9 of this Certificate of Designation with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

     (C) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment is paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation, that such tax has been paid or is not payable.

     (D) In the event that a holder of shares of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series A Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares and make such payment in the name of the holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares or such payment, to the address of such holder shown on the records of the Corporation.

     (E) Unless otherwise provided in the Certificate of Incorporation, as the same may be amended, of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of Series A Preferred Stock and any other stock ranking on a parity with the Series A Preferred Stock with respect to such dividend or distribution shall be pro rata so that amounts paid per share on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series A Preferred Stock and such other stock bear to each other.

     (F) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage pre-paid to each holder of record of Series A Preferred Stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

DESCRIPTION OF BUSINESS

                                   The Company

The Company was originally incorporated in the State of Nevada on June 19, 2002, as "Calvert Corporation". Calvert Corporation was a dormant corporation since its inception and had never engaged in any prior business or financing activities prior to December 31, 2003. On December 31, 2003, the Company entered into an Agreement and Plan of Merger with Southern California Logo, Inc. a California corporation originally incorporated as CJ Industries, Inc. on August 30, 1985 ("SCL"), whereby SCL was merged into the Company. SCL was the "disappearing company" and the Company was the "surviving company." The Articles of Merger were filed with the Secretary of State of Nevada on February 24, 2004 and the merger became effective on that date. The Articles of Merger amended the original Articles of Incorporation of the Company by (i) increasing the authorized capital of the Company from 25,000,000 shares of common stock to 50,000,000 shares of common stock, (ii) authorizing 300,000 shares of preferred stock, and (iii) changing the name of the Company to "Sew Cal Logo, Inc."

Immediately prior to the effective date of the merger, the Company had 20,000,000 shares of its common stock issued and outstanding. Pursuant to the Articles of Merger, the Company issued an additional 4,500,000 shares of common stock to the three (3) shareholders of SCL. William D. O'Neal, the Company's president, secretary, treasurer and sole director resigned and returned 19,480.000 shares of the Company's common stock to the treasury of the Company for cancellation. Mr. O'Neal retained 150,000 shares of the common stock of the Company previously issued to him. Thus, upon the effective date of the merger, the Company had 5,020,000 shares of its common stock issued and outstanding out of 50,000,000 shares authorized. Upon the effective date of the merger, the Company also issued a total of 234,800 shares of its Series A Convertible Preferred Stock to the three (3) shareholders of SCL. Thus, upon the effective date of the merger, the Company had 234,800 shares of its Series A Convertible Preferred Stock issued and outstanding out of 300,000 shares authorized.

References  to  the  "Company"  include,   except  when  the  context  indicates
otherwise, SCL prior to the merger and the "surviving company" thereafter.



                                  The Business

Entertainment

Sew Cal Logo, Inc. started as a simple embroidery company twenty years ago with logo designs and entered into business with the entertainment industry in 1988. Since that time it has grown into an established supplier of wardrobe and related items for feature films and television, engaging all of the major studios including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox, Disney and nearly every independent production company in California.

Anyone who has been to a movie (worldwide) has likely seen the work of Sew Cal Logo, Inc. on the screen. Typical examples include: The "White Star Line" uniforms worn in Titanic ( the largest grossing movie of all time), the "Bubba Gump Shrimp Co" cap worn by Tom Hanks in Forrest Gump (opening scene and throughout the movie) not to mention the cast and crew merchandise (jackets, caps, bags, wearables) for Titanic and over 60,000 promotional Bubba Gump caps related to the release of the film. Tom Cruise and Robert Duvall wore Sew Cal racing attire in Days of Thunder and the Company produced all of the uniforms worn by the pit crews and teams of the NASCAR circuit portrayed in the film. Patches for everything from border patrols, police departments, museum guards, military personnel, and just about anything related to uniforms (including the authentic Naval rates of the many sailors portrayed in Pearl Harbor) have been provided to help moviemakers establish location settings or characters with the audience.

Nearly every major actor in films today has worn our wardrobe while performing on screen, making it the number one supplier of its kind today. From the gift shop items featured in Jurassic Park to patches and clothing worn in Terminator 2 and 3, the Company has participated in every major blockbuster (excluding some animated Disney films) produced over the past 10 years. The Space Cowboys including Clint Eastwood wore emblems and patches produced by us and the recent Jerry Bruckheimer production of Bad Boys II features our products, as does the currently filming National Treasure set in Washington, D.C. We also realize considerable and growing revenues from crew gifts, including jackets, caps, and related items from many of the films and promotions it works on as well as from its regular work in both network and cable TV projects.

Private Label Apparel

In addition to our entertainment-related business, private labeling has become a significant part of the Company's production for both domestic sales and export of "Made in the USA" products. Sew Cal Logo, Inc. is an action sports oriented company. We currently design and manufacture the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands, such as "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Expansion and growth of present operations is our primary objective over the next twelve months. During 2003, the Company has expanded its management team to include Lori Heskett, who has more than twenty-five years of experience in this and related fields. Ms. Heskett brought to our Company design ideas and industry contacts and is a highly effective salesperson. In her most recent position as President of El Segundo Hat Company, a fashion hat and accessory manufacturer, Ms. Heskett was directly responsible for all aspects of the company, including both sales and production.

We have an extensive capacity to accept and complete orders of any size and of a varied and diversified basis. Our current manufacturing capabilities include, but are not limited to the following:

          o    silk   screening,   heat  transfers,   sublimation,   and  unique
               embellishments
          o    private  labeling  for  major  brands  (including   shipping  and
               fulfillment)
          o    cap and hat design and manufacturing
          o    patches of all kinds and shapes
          o    film and television wardrobe (authentic military, period etc.)
          o    production crew wrap gifts and studio promotional items
          o    custom jacket and various apparel manufacturing
          o    accessory design and manufacturing (bags and wallets etc.)
          o    contract embroidery and specialty services
          o advertising specialty merchandise (extensive variety of corporate promotional items, bottled water etc.).
          o military - contract manufacturing (extensively with retired and veterans segment, ship reunions etc.

                                   Competition

Film Wardrobe & Related Entertainment Business

The competition in our specialized section of the film industry is considerable in the area of "crew merchandise" with nearly everybody wanting a piece of this business. In reality though, only a handful of vendors are able to penetrate this market in the production stage. Top quality, on time delivery no matter the requirements, and extreme customer loyalty have been the benchmark we have set and it has been very hard, but not impossible of course, for competitors to erode our market share here. Still, we must remain vigilant, creative, and aggressive to keep this business.

The same is true for wardrobe production. Several companies produce patches and are extremely competitive and aggressive. Once again, we must remain in close contact with designers, costumers, and wardrobe departments within the studios as well as the major costume houses to be considered as "the first to call" when a show begins preparation for filming. While confidence in us as a first choice vendor is of utmost importance here, people are always willing to try somebody new and our competition is always present. Customer loyalty is easy to retain but once lost very hard to regain. Our marketing plan remains for us to be aggressive and innovative in this area while guarding our carefully developed long-term relationships with the people who control this segment of film and television production.

Private Labeling

There are currently five (5) headwear suppliers in California. This number is down from more than 11 just a few years ago. Suppliers remaining in this business each have their own niche in the market place. Design Curve, located in Costa Mesa, California caters to labels such as Billabong and Volcum, and is very good with "bucket-type" hats. National Headwear, located in Orange County, California deals with the skate and surf market, as we do. American, located in San Diego, California caters to the ad specialty and theme park markets and we seldom, if ever, compete with them. There are more US suppliers located in the Midwest and on the East Coast. They seldom manufacture for our market and deal mainly in the golf, major league baseball and ad specialty-type businesses.

Overseas suppliers are a different situation. They can produce a cap at one-half the price we can and we are constantly in competition with them. They can copy all that we create, but if they are asked to create on their own, they may fall short, as our industry is constantly changing by way of fabrics, styles, and method of decorating. Overseas suppliers are in the business of mass production for export. Our current customers use overseas suppliers for some of their "bread and butter" styles but tend to use U.S. suppliers for the more cutting edge products. The other down side to their using overseas suppliers is meeting large minimums and longer lead times to receive product are required.

At present, the youth oriented "action sports" lifestyle clothing market (surf/skate/snow) is led by labels such as "Quicksilver" of Huntington Beach, California, representing in excess of $700 million in annual sales. Also, "O'Neill Sportswear", "Rip Curl", "Lost", "Billabong", "Volcom", and numerous other Orange County, California-based clothing companies service this market and can be considered competition for our new brands. No new major logo-driven brand has been introduced and promoted to this market for several years, and teens and young adults are looking for something new and trendy to identify with, purchase, and wear.

Although we believe we now have the experience and, resources to take advantage of and fulfill the needs, of this market and we have already made significant steps towards doing so, the youth, active and sports apparel industry is highly competitive, with many of our competitors having greater name recognition and resources than the Company. Many of our competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources. As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of the Company's financial condition and Plan of Operation and should be read in conjunction with the Company's financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Expansion and growth of present operations is our primary objective over the next twelve months. Plans are now in place and being implemented for expansion in all areas of our current manufacturing and we anticipate significant growth over the next year.

Private Labeling

Initially, we intend to expand our existing customer base through an aggressive sales and marketing approach to potential customers already located in our geographic area of Southern California. Our success in capturing this business will depend upon our ability to obtain quick and accurate sampling based on the customer's designs and the timely production of the required samples for the customer's sales force.

We also intend to capture more of our existing customers' production through the purchase of additional equipment to complement what we already have and are using. We have purchased and installed "state of the art" silk-screening and related equipment to bring our silk screening department to its full potential. Completion of this department is targeted for the first quarter of 2004, and will enhance each area of the Company and enable us to provide every aspect of product development and production in state-of-the-art and "cutting edge" form.

At this time, we are allocating additional funds for growth to help establish a sufficient budget for advertising, marketing and further developing a sophisticated sales effort to build up our private label clientele. Customers in this area currently include, but are not limited to "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Film Wardrobe & Related Entertainment Business

As stated elsewhere herein, we are an established leader in the area of film wardrobe. To increase this aspect of our business, we intend to add two to three sales and customer service representatives (in-house and outside) to assist us in meeting our current forecasts for the next twelve months.

We also intend to produce more wardrobe, patches etc. for the major costume houses (Western Costume Company, MPCC, Motion Picture Costume Co., Eastern Costume Co.). We also intend to market directly to the productions before they begin filming locally and send units out of town on location. We intend to accomplish this with visits to the studios daily, printed material, and a professionally developed e-mail campaign to the production offices when they first set-up for a newly "green lighted" feature film or television show.

Corporate Sales

Corporate clients currently account for about ten percent (10%) of our business. We intend to grow this area of our business by two hundred percent (200%) over the next two years. We intend to add a small number of in-house staff (2-3 clerical people) to service new inquiries and added accounts, as well as ordering finished goods for embellishment and shipping. Current production capacity is adequate to handle the added volume.

Results of Operation for Year Ended August 31, 2003

We began the fiscal year 2002 - 2003 with an assessment of our market, a look at our competition, and a review of potential business opportunities. As a result, we acquired the accounts of a competitor, El Segundo Hat Company, which was generating approximately $3,000,000 in annual sales. We hired it's president, Lori Heskett, as general manager to service these accounts and to assess and hire new sales people to be responsible for increasing our private label business. With the addition of these people to our team, we increased private label business in the surf industry, cap and accessory production.

As we obtained and developed new large accounts, we also improved production with some new equipment and worked on manufacturing modernization, procedures, focus of personnel, and developing a clear program for market penetration. We also brought screen printing in-house to improve profitability and cut production times.

We also implemented a new purchasing system that allows improved buying and shorter raw goods inventory turnover. In doing so, our accounts payable stabilized, as it became based on orders in house vs. speculation of what trends may be, allowing us to have far less inventory dollars sitting on the shelf. Taking advantage of a weak economy, business erosion, and other failures that affected our suppliers, we also aggressively added new vendors while negotiating improved terms and minimums to help improve cash flow.

Accounts receivable has increased with the addition of new customers. The types of customers we currently service have been stable and consistent in purchasing (private label for large established companies with excellent credit). We have no material commitments for capital expenditures until we raise additional capital. If we are successful in bringing in additional capital, we plan to expand our market to include direct sales to retailers, to become a brand manufacturer and retailer, and to grow our manufacturing capacity to accommodate this newly expanded segment of our business.

Our sources of liquidity are currently generated by current sales, and we do not require any additional capital to continue our current operations, including the ability to grow within the market. Strong additional growth through the expansion into other markets is possible if we are successful in bringing in additional equity capital. Our current business enjoys a significant part of the market, and we do not currently foresee any existing competitors materially infringing on our sales. Global Terrorism may have an adverse affect on our business. If the country goes to war, we are an approved government contractor. Although we do not currently pursue this business, as it usually involves "the lowest bidder", it would potentially provide opportunity for increased business through contractually manufacturing military uniforms and related items. It would, however, divert energy from current operations and would be at a significant reduction of profit.

Additional equity capital of 1,000,000 to $3,000,000 will enable us to open an entirely new market segment for growth. We have identified and developed an opportunity to export the "California life style" to the rest of America and to the worldwide markets in general. Started as an idea born in San Clemente, California, home of the premier surfing beaches in the world, we have created a number of "California Driven" brands of products. Under the "California Driven" umbrella, several lines have been developed with specific target markets in mind.

If no additional equity capital is raised, we plan to capture more of our existing customers' production through the purchase of additional equipment with funds generated from the current profit stream. With the planned addition of specified equipment, we will enhance every area of the Company and enable us to provide every aspect of product development and production.

The Company earned revenues of $2,328,471 for the year ended August 31, 2003 compared to revenues of $1,426,490 for the year ended August 31, 2002. During the period prior to the year ending August 31, 2002, movie wardrobe and some crew merchandise as many film companies were shooting out of the country was down from previous years. Cap production and corporate sales were off and profit margins greatly reduced because of a general decline in the economy, especially in California. The events of September 11, 2001, negatively impacted profitable corporate sales as companies cut back on purchases of promotional items, uniforms, and related items. We continued operations, but profit margins were greatly eroded, adversely affecting the Company's bottom line and overall health through the end of our fiscal year ending August 31, 2002. We began to recover during the year ending August 31, 2003, as reflected in the increase in revenues for that period as compared with the prior period.

The Company had total assets of $653,903 at August 31, 2003, compared to total assets of $558,563 at August 31, 2002, reflecting an increase in cash on hand and accounts receivable combined with a decrease in inventory and retirement of machinery.

The Company had total current liabilities of $350,619 at August 31, 2003 compared to total current liabilities of $61,282 at August 31, 2002, reflecting an increase in accounts payable for raw materials and supplies for manufacturing of our product line.

At August 31, 2003, the Company had $44,714 in working capital, compared to $4,336 in working capital at the year ended August 31, 2002, reflecting increased business and cash on hand.

                       General and Administrative Expenses

General and administrative expenses were $353,717 for the year ended August 31, 2003, compared to $345,696 for the year ended August 31, 2002. The increase is attributable to overall Company expansion and growth. We expect such expenses to increase as the Company's operations continue to grow.

                         Liquidity and Capital Resources

At August 31, 2003, the Company's total assets of $653,903 exceeded current liabilities of $350,619. At August 31, 2002, the Company's total assets of $558,563 exceeded current liabilities of $61,282. At August 31, 2003, we had working capital of $44,714, compared to August 31, 2002, where we had working capital of $4,336. We are operating our business on a cash accrual basis and have sufficient cash flow to cover all operations within the parameters and guidelines we have set for our operations for the next twelve months. We can continue current operations with reasonable annual growth from existing sales, cash flows and profits.

                                 Long-Term Debt

On March 25, 2002 the Company entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ended August 31, 2003 and 2002, the unpaid principal balance of the loan was $462,100 and $500,313 respectively. The required monthly payment varies with an annual interest rate of 6.75% and a maturity date of March 1, 2012. Loan fees related to the financing have been capitalized into prepaid expenses and are being amortized over the term of the loan.

On April 16, 2003 the Company entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754 that represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2003 was $38,037.

                         Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements

DESCRIPTION OF PROPERTY
                                Office Facilities

The Company currently leases its 27,000 square foot manufacturing and office facilities located at 207 West 138th Street in Los Angeles, in close proximity to Los Angeles International Airport. Our lease expires on October 4, 2004. The lease requires the Company to pay property taxes and utilities. Monthly rental is $10,400 and we have an option for an additional five (5) years at a monthly rental rate of $10,400. Rent expenses for the years ending August 31, 2003 and 2002, were $88,263 and $69,729, respectively. (See Exhibit 3.5)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 19, 2002, the Company issued 19,850,000 shares of its common stock to its sole officer and director, William D. O'Neal, for services rendered in the formation and organization of the Company. The value of such services to the Company was $1,985.

On June 19, 2002, the Company issued 150,000 shares of its common stock to Stephen F. Burg for services rendered in the formation and organization of the Company. The value of such services to the Company was $150.

On March 1, 2003, for purposes of working capital, Richard and Judy Songer made a $355,384 subordinated loan to the Company. The Company is obligated to pay interest only on the Subordinated Loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan is due on March 1, 2004, although it may be prepaid in whole or in part at any time by the Company without premium or penalty. The Subordinated Loan, which was consented to by United Commercial Bank, is collateralized by the assets of the Company, including but not limited to any and all equipment owned by the Company, inventory, and outstanding receivables. Prior to the subordinated loan, as of August 31, 2002 the balance of loans due to Richard and Judy Songer were $533,280.

From June 30, 2003 through September 30, 2003, William D. O'Neal gifted a total of 220,000 shares of common stock previously issued to him to 44 persons who were either family members, personal friends or business associates with whom Mr. O'Neal had a prior existing relationship.

On February 24, 2004, William D. O'Neal returned 19,480,000 shares of the Company's common stock previously issued to him to the treasury of the Company for cancellation pursuant to the Articles of Merger.

On February 24, 2004, the Company issued 3,000,000 shares of its common stock and 189,800 shares of its Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for 100% of the issued and outstanding common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, the Company issued 750,000 shares of its common stock and 22,500 shares of its Series A Convertible Preferred Stock to Lori Heskett as compensation for services rendered to the Company as Chief Operating Officer and pursuant to the terms of the Articles of Merger.

On February 24, 2004, the Company issued 750,000 shares of its common stock and 22,500 shares of its Series A Convertible Preferred Stock to The Kagel Family Trust as compensation for prior legal services rendered to the Company by David Kagel, Attorney at Law, and pursuant to the terms of the Articles of Merger.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

Approximate Number of Common Stock Holders

As of February 24, 2004 we had 5,020,000 shares of common stock issued and outstanding, held by approximately 49 shareholders. We had 234,800 shares of preferred stock issued and outstanding held by 3 shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the Company for services rendered in all capacities to the Company from September 1, 2002 through the fiscal year ended August 31, 2003, of all officers and directors of the Company.

Name and Principal
Underlying
Positions at 8/31/03         Salary       Bonus      Compensation     Options
--------------------------------------------------------------------------------
Richard  L.Songer           $2,500          0             0              0
President/Director
Judy Songer                    0            0             0              0
CFO/Secretary

SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 5,020,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of the Company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the Company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for the Company by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

EXPERTS

The financial statements of the Company as of August 31, 2003, included in this prospectus have been audited by Henry Schiffer, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Henry Schiffer, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS


TABLE OF CONTENTS                                                         PAGE

REPORT OF INDEPENDENT AUDITORS ............................................  38

BALANCE SHEETS ............................................................  39

STATEMENTS OF OPERATIONS ..................................................  40

STATEMENTS OF CASH FLOWS ..................................................  41

STATEMENTS OF STOCKHOLDERS' EQUITY ........................................  42

NOTES TO FINANCIAL STATEMENTS ......................................... 43 - 46

                ________________________________________________
                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Southern California Logo, Inc.

We have audited the accompanying balance sheets of Southern California Logo, Inc. (the Company) as of August 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the two years in the period ended August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern California Logo, Inc. at August 31, 2003 and 2002, and the results of its operations and its cash flows for the two years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States.


___________________________
/s/ HENRY SCHIFFER, CPA AAC
---------------------------
    HENRY SCHIFFER
    Beverly Hills, California
    November 7, 2003

                               SEW CAL LOGO, INC.

                                 BALANCE SHEETS

                            AUGUST 31, 2003 AND 2002


                                                       2003            2002
                                                 -------------- --------------
                                     ASSETS

Current assets:
   Cash and cash equivalents                      $      44,714  $       4,336
   Accounts Receivable                                  202,902         76,272
   Inventory                                            128,614        182,960
   Prepaid franchise tax                                    800              -
   Prepaid and other current assets                         685            685
                                                 -------------- --------------

    Total current assets                                377,715        264,253

Noncurrent assets:
   Property, equipment and machinery, net               270,188        288,310
   Other assets                                           6,000          6,000
                                                 -------------- --------------

    Total noncurrent assets                             276,188        294,310

    Total assets                                  $     653,903  $     558,563
                                                 ============== ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $     281,076  $      43,493
   Other current liabilities                             69,543         17,789
                                                 -------------- --------------

    Total current liabilities                           350,619         61,282

Long-term liabilities:
   Note payable-shareholder                             355,384        533,280
   Other liabilities                                    500,138        532,885
                                                 -------------- --------------

    Total liabilities                                 1,206,141      1,127,448
                                                 -------------- --------------

Stockholders' equity:
   Common stock:100 shares authorized; 100 shares
     issued and outstanding at August 31, 2003
     and 2002                                             5,000          5,000
Retained Deficit                                       (557,238)      (573,885)
                                                 -------------- --------------

    Total stockholders' equity                         (552,238)      (568,885)

    Total liabilities and stockholders' equity          653,903        558,563
                                                 ============== ==============

    The accompanying notes are an integral part of these financial statement.

                               SEW CAL LOGO, INC.

                            STATEMENTS OF OPERATIONS

                  FOR THE YEARS ENDED AUGUST 31, 2003 AND 2002


                                                       2003           2002
                                                 -------------- --------------
Revenue:
   Sales                                          $   2,328,471  $   1,426,490
   Cost of goods                                      1,654,651        428,661
                                                 -------------- --------------

      Gross profit                                      673,820        997,829
                                                 -------------- --------------

Expenses:
   Consulting fees                                       15,750         33,339
   Depreciation and amortization                         45,679         28,329
   Rent                                                  88,263         69,729
   Salaries and benefits                                142,196        839,377
   Selling, general and administrative                  353,717        345,696
                                                 -------------- --------------

    Total expenses                                      645,605      1,316,470
                                                 -------------- --------------

    Total operating income (loss)                        28,215       (318,641)

Other Income and expenses:
   Interest income                                            -             17
   Loss on sale of asset                                 10,767              -
                                                 -------------- --------------

    Income (loss) before income taxes                    17,447       (318,624)
                                                 -------------- --------------

Provision for income taxes                                  800            800

    Net income (loss)                                    16,647       (319,424)
                                                 ============== ==============

Shares outstanding                                          100            100
EPS                                               $     166.474  $  (3,194.240)

    The accompanying notes are an integral part of these financial statement.

                               SEW CAL LOGO, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  FOR THE YEARS ENDED AUGUST 31, 2003 AND 2002

                              Common Stock
                          ------------------------ Additional  Retained                    Total
                          Outstanding               Paid-In-   Earnings        Net      Stockholders'
                             Shares         Amount  Capital    (Deficit)  Income (Loss)    Equity
                          ------------------------ ---------- ----------- ------------- -------------
 Balance as of
    September 1, 2001             100  $     5,000  $       -  $ (254,461)               $   (249,461)

 Net loss                                                        (319,424) $   (319,424) $   (319,424)
                          ------------------------ ---------- ----------- ------------- -------------
 Balance as of
    August 31, 2002               100        5,000          -    (573,885)               $   (568,885)

 Net income                                                        16,647        16,647  $     16,647
                          ------------------------ ---------- ----------- ------------- -------------
 Balance as of
    August 31, 2003               100        5,000          -    (557,238)                   (552,238)
                          =========== ============ ========== =========== ============= =============

    The accompanying notes are an integral part of these financial statement.

                               SEW CAL LOGO, INC.

                            STATEMENTS OF CASH FLOWS

                  FOR THE YEARS ENDED AUGUST 31, 2003 AND 2002


                                                            2003        2002
                                                        ----------- -----------

Cash Flows from Operating Activities:
Net income (loss)                                        $   16,647  $ (319,424)
Adjustments to reconcile net income (loss) to net cash
    provided by(used in) operating activities:
   Depreciation and amortization                             45,679      32,674
   (Increase) decrease in inventory                          54,346       5,000
   (Increase) decrease in accounts receivable              (126,630)    233,298
   (Increase) decrease in prepaid franchise tax                (800)        750
   Increase (decrease) in accounts payable                  237,583     (84,882)
   Increase (decrease) in other current liabilities          51,754       4,464
                                                        ----------- -----------

    Net cash provided by (used in) operating activities     278,579    (128,120)
                                                        ----------- -----------

Cash Flows from Investing Activities:
Purchases/disposals of equipment                            (27,557)   (296,490)
                                                        ----------- -----------

    Cash used in investing activities                       (27,557)   (296,490)
                                                        ----------- -----------

Cash Flows from Financing Activities:
Repayment of borrowings from shareholder                   (177,896)    163,096
Other long term liabilities                                 (32,747)    256,635
                                                        ----------- -----------


    Net cash provided by (used in) financing activities    (210,643)    419,731
                                                        ----------- -----------

Net increase (decrease) in cash and cash equivalents         40,379      (4,879)

Cash and cash equivalents at beginning of the year            4,336       9,215
                                                        ----------- -----------

Cash and cash equivalents at end of the year                 44,715       4,336
                                                        =========== ===========

    The accompanying notes are an integral part of these financial statement.

                               SEW CAL LOGO, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

The Company

C J Industries was incorporated in the State of California on August 30, 1985 and changed its name to Southern California Logo, Inc (the Company). The Company transacts business as Sew Cal Logo.

The Company is located in Los Angeles, California. The Company produces and manufactures custom embroidered hats, sportswear and related corporate identification apparel. The Company provides an in-house, full-service custom design center where original artwork and logo reproduction for embroidery are available. The Company also offers contract embroidery and silk-screening to the manufacturing and promotional industry. The Company's products are sold, primarily in the United States, to Fortune 500 companies, major motion picture and television studios, retailers, and local schools and small businesses.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates, and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from product sales upon shipment, which is the point in time when risk of loss is transferred to the customer, net of estimated returns and allowances.

Cost of Goods Sold

For the years ended August 31, 2003 and 2002 cost of goods sold consisted of product costs, freight and handling charges, and costs related to labor.

Cash and Cash equivalents

The Company maintains cash deposits in banks and in financial institutions located in Southern California. Deposits in banks are insured up to $100,000 by the Federal Deposit Insurance Corporation ("FDIC"). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash deposits.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of raw material and work-in-process.

Property, Equipment and Machinery

Property, equipment and machinery are stated at cost. Depreciation is computed using the straight-line method over their estimated useful lives ranging from five to seven years. Depreciation and amortization expense for the fiscal years August 31, 2003 and 2002 amounted to $45,679 and $28,329 respectively. Gains from losses on sales and disposals are included in the statements of operations. Maintenance and repairs are charged to expense as incurred. As of August 31, 2003 and 2002, property, equipment and machinery consisted of the following:


                                                             2003        2002
                                                        ----------- -----------

    Automobiles                                          $   40,754  $   37,827
    Office equipment                                         67,023      59,691
    Furniture and fixtures                                   75,338      75,338
    Machinery                                               549,054     534,804
    Loan fees and organization costs                         17,724      18,199
                                                        ----------- -----------

    Less:  accumulated depreciation and amortization        479,704     437,550
                                                        ----------- -----------

                                                         $  270,188  $  288,310

Fiscal Year

The Company operates on a fiscal year basis with a year ending August 31.

Per Share Information

Basic net earnings  (loss) per common share is computed by dividing net earnings
(loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosure about Segments of an Enterprise and Related Information," the Company has determined it operated in only one segment.

Gross sales of similar products for the single segment are as follows:

                                                            2003        2002
                                                        ----------- -----------
Caps, embroidery, and other                              $2,328,471  $1,426,490

2.  Accounts Payable and Other Current Liabilities

As of August 31, 2003 and 2002, accounts payable and accrued liabilities consisted of the following:

                                                             2003        2002
                                                        ----------- -----------
Trade accounts payable                                   $  186,814  $   43,493
Sales tax payable                                               664       9,024
Payroll taxes payable                                             0       8,765
Revolving credit                                             94,262           0
Line of credit                                               68,878           0
                                                        ----------- -----------
                                                         $  350,618  $   61,282

3.  Note Payable- Related Party

On March 1, 2003, for purposes of working capital, Richard and Judy Songer made a $355,384 subordinated loan to the Company. The Company is obligated to pay interest only on the Subordinated Loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan is due on March 1, 2004, although it may be prepaid in whole or in part at any time by the Company without premium or penalty. The Subordinated Loan, which was consented to by United Commercial Bank, is collateralized by the assets of the Company, including but not limited to any and all equipment owned by the Company, inventory, and outstanding receivables. Prior to the subordinated loan, as of August 31, 2002 the balance of loans due to Richard and Judy Songer were $533,280.

4. Commitments and Contingencies

Long-Term Debt

On March 25, 2002 the Company entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ending August 31, 2003 and 2002, the unpaid principal balance of the loan was $462,100 and $500,313 respectively. The monthly required payment varies with an annual interest rate of 6.75% and a maturity date of March 1, 2012. Loan fees related to the financing have been capitalized into prepaid expenses and are being amortized over the term of the loan.

On April 16, 2003 the Company entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754 which represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2003 was $38,037.

Lease Commitments

The Company leases warehouse and office facilities under an operating lease requiring the Company to pay property taxes and utilities. Rent expense for the years ending August 31, 2003 and 2002 were $88,263 and $69,729 respectively.

5.  Common Stock

The Company is authorized to issue fifty million (50,000,000) shares of common stock and three hundred thousand (300,000) shares of preferred stock. For the years ending August 31, 2003 and 2002, there were one hundred shares issued and outstanding to Richard Songer.

6.  Interest Expense

Interest expense for the years ending August 31, 2003 and 2002 was $106,371 and $29,741, respectively. Interest expense on shareholders' loans aggregated $51,764 for the year ending August 31, 2003.

7.  Income Taxes

The provision for income taxes for the fiscal years ending August 31, 2003 and 2002 consisted of the following:

                                                            2003         2003
Current                                                 ----------- -----------
   Federal                                               $        0  $        0
   State                                                 $      800  $      800

The Company prepays all franchise taxes. At August 31, 2003, federal income tax operating loss carryforwards ("NOL's") were available to the Company in the amount of $537,339.

8.  Subsequent Events

In December 2003 Southern California Logo, Inc. merged into Calvert Corporation, a Nevada corporation, which then changed its name to Sew Cal Logo, Inc. The Company refers to the California corporation prior to the merger and the Nevada corporation subsequent to the merger. The number of shares the Corporation will have the authority to issue is fifty million (50,000,000) shares of common stock and three hundred thousand (300,000) shares of preferred stock, both with par values of $0.001 per share. The Nevada corporation will elect the fiscal year end of the California corporation. Each share of the California corporation's issued and outstanding stock will automatically convert into an aggregate of 4,500,000 shares of common stock and 234,800 shares of convertible preferred stock. The Nevada corporation intends to file Form SB-2 (registering securities to be sold to the public), with the SEC.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

                   Indemnification of Directors and Officers.

The Company's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Company. The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of the Company, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the Company, absent a finding of negligence or misconduct in office.

The Company's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

                  Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                  Amount
                                          --------------
 SEC registration fee                       $     126.70
 Printing and engraving expenses            $     300.00
 Registration Statement fees and expenses   $  20,000.00
 Accountants' fees and expenses             $  25,000.00
 Transfer agent's and registrar's fees      $     750.00
     and expenses
 Miscellaneous                              $       0.00
                                          --------------
       Total                                $  46,176.70

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of the Company's securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On June 19, 2002, the Company issued 19,850,000 shares of its common stock to its sole officer and director, William D. O'Neal, for services rendered in the formation and organization of the Company. The value of such services to the Company was $1,985.

On June 19, 2002, the Company issued 150,000 shares of its common stock to Stephen F. Burg for services rendered in the formation and organization of the Company. The value of such services to the Company was $150.

On February 24, 2004, the Company issued 3,000,000 shares of its common stock and 189,800 shares of its Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for 100% of the issued and outstanding common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, the Company issued 750,000 shares of its common stock and 22,500 shares of its Series A Convertible Preferred Stock to Lori Heskett as compensation for services rendered to the Company as Chief Operating Officer and pursuant to the terms of the Articles of Merger.

On February 24, 2004, the Company issued 750,000 shares of its common stock and 22,500 shares of its Series A Convertible Preferred Stock to The Kagel Family Trust as compensation for prior legal services rendered to the Company by David Kagel, Attorney at Law, and pursuant to the terms of the Articles of Merger.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Section 4(2) of the Securities Act of 1933, as amended ("Act"), given the transactions did not involve public solicitation or advertising, and the securities issued bore a restricted legend thereon as "restricted securities." As to the Section 4(2) transactions, we relied upon Section 4(2) of the Securities Act of 1933, as amended. The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

          Exhibit
          Number     Description
          ------    -----------------------------------
           3.1      Articles of Incorporation
           3.2      Articles and Plan of Merger
           3.3      Amended and Restated Bylaws
           3.4      Certificate of Designation
           3.5      Building Lease
           5.1      Legal Opinion and Consent of Counsel
          23.1      Consent of Independent Auditors

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, Inc. pursuant to provisions of the State of Nevada or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, United States of America.

Sew Cal Logo, Inc.

By: /s/ Richard L. Songer               Date: March 1, 2004
    ---------------------
        Richard L. Songer
        President

By: /s/ Judy Songer                     Date: March 1, 2004
    ---------------
        Judy Songer
        Chief Financial Officer

By: /s/ Lori Heskett                    Date: March 1, 2004
    ----------------
        Lori Heskett
        Chief Operating Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /s/ Richard L. Songer               Date: March 1, 2004
  -----------------------
        Richard L. Songer
        Director